[FIS Tax Services Logo]
FIS Tax Services
3100 New York Drive, Suite 100
Pasadena, CA 91107
tel 626 345 2010 866-
457.4112 fax 626.398.5205
Management Compliance Statement
Management of FIS Tax Services (FIS) and formerly known as LSI Tax Services, is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to residential mortgage loans (the Platform), except for General Servicing Consideration criteria (i) - (iv), Cash Collections and Administration (i)
- (vii), Investor Remittances and Reporting (i) - (iv), and Pool Asset Administration (i) - (x), (xiv),
and (xv), which FIS has determined are not applicable to the activities it performs with respect to the
Platform.
FIS' management has assessed the effectiveness of the Company's compliance with the applicable servicing criteria as of and for the year ended 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of
Regulation AB. FIS has determined the following servicing criteria in paragraph (d)(4) of Item 1122 are applicable to the activities it performed with respect to the Platform:
(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.
Based on such assessment, management believes that, as of and for the year ended December 31,
2007, FIS has complied in all material respects with the servicing criteria set forth in Item
1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.
KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended 2007.
To the best of my knowledge and belief, based on such assessment, FIS has fulfilled all of its applicable obligations throughout the reporting period.
/s/ Darryl A. De Bond
Darryl A. De Bond
Executive Vice President

January 05, 2008